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Exhibit 4.8

233 South Wacker Drive, Suite 28
Chicago, Illinois 60606
Tel 312-234-2732
Fax 312-234-3603

Bank of America, N. A.

TO:	Eldorado Resorts LLC c/o Eldorado Hotel and Casino P 0 Box 3399 Reno, NV 89505
ATTN	Bob Jones
TEL	775-786-5700
FAX:	775-343-7513
ATTN	Earl Howsley
TEL	775-348-9279
FAX	775-954-4008
FROM:	Bank of America, NA. 233 South Wacker Drive—Suite 2800 Chicago, Illinois 60606 Robert OHara/David Rebnord
Date:	13FEB03
Our Reference No. 3004937
Internal Tracking No. 481653 481654

UNWIND CONFIRMATION FOR SWAP TRANSACTION

Re:    Letter Agreement relating to the termination of the Transaction between Eldorado Resorts LLC and Bank of America, N.A. with our Reference Number as set forth above, with an Effective Date of 12NOV02, Termination Date of 15AUG06 and Notional Amount of USD 50,000,000.00.

Dear Sir/Madam,

We refer to the above Transaction (the "Transaction") and the Confirmation entered into between you and us in relation thereto (the "Confirmation"). Capitalized terms used but not defined in this letter will have the meanings given to them in the Confirmation and Agreement referred to therein.

This letter agreement confirms our mutual agreement on 12FEB03 to terminate this Transaction in advance of its scheduled Termination Date.

In consideration of the early termination of this Transaction, USD 10,000.00 will be payable by us to you on or before 14FEB03 in respect of such termination. All future payment obligations of Bank of America N.A. and Eldorado Resorts LLC under this Transaction will be terminated upon our payment to you of such settlement amount.

This letter agreement shall be governed by and construed in accordance with the Governing Law as stated in the Confirmation or if not stated in the Confirmation, then in the Agreement referred to therein.

Account Details:

Account for payments to Eldorado Resorts LLC:

USD
NAME:	Bank of America
CITY:	Nevada
ABA#:	122400724
NAME:	Eldorado Resorts LLC
ACCT:	000470041054

Please confirm that the foregoing correctly sets forth the terms and conditions of our agreement by returning via telecopier an executed copy of this Confirmation to the attention of Global Derivative Operations at (fax no.(312) 234-3603).

Yours Sincerely,

Bank of America, N.A.

/s/ DAVE WALKER Dave Walker Senior Vice President
Authorized Signatory
Accepted and confirmed as of the date first written:
Eldorado Resorts LLC
By:	/s/ DONALD L. CARANO
Name:	Donald L. Carano
Title:	CEO
Our Reference # 3004937 481653

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UNWIND CONFIRMATION FOR SWAP TRANSACTION